Exhibit 99.1
Velo3D, Inc. Announces $18 Million Registered Direct Offering

CAMPBELL, Calif, December 28, 2023-- Velo3D, Inc. (NYSE: VLD) (the “Company” or “Velo3D”), a leading metal additive manufacturing technology company for mission-critical parts, today announced it has entered into securities purchase agreements with an existing lender of the Company and new institutional investors for the purchase and sale of 36,000,000 shares of common stock and warrants to purchase up to an aggregate of 36,000,000 shares of common stock at an offering price of $0.50 per share and accompanying warrant. The warrants are immediately exercisable at an exercise price of $0.565 per share, and expire five years after the date of issuance.

Gross proceeds to the Company are expected to be approximately $18 million, before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds from the offering for working capital, capital expenditures and general corporate purposes.

The closing of the offering is expected to occur on or about December 29, 2023, subject to the satisfaction of customary closing conditions. A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-268346), originally filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2022, which was declared effective by the SEC on November 21, 2022. The offering is being made only by means of a written prospectus and accompanying prospectus supplement, forming a part of the effective registration statement. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus may also be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

The Company also has entered into a note amendment to the Secured Notes with the note holders, pursuant to which (A) the Company will make a cash payment to the note holders of $25.0 million to repay approximately $20.8 million of aggregate principal amount of the Secured Notes, together with accrued and unpaid interest (the “Cash Payment”), and (B) effective as of the completion of the Cash Payment, the Secured Notes will be amended to, among other things, (i) remove the requirement to redeem an aggregate of $8,750,000 of principal amount of Secured Notes for a repayment price of $10,500,000, plus accrued and unpaid interest, on January 1, 2024, and (ii) remove the requirement to maintain a minimum of $35.0 million of unrestricted cash and cash equivalents. The Company expects to make the Cash Payment on or about December 29, 2023.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Velo3D:

Velo3D is a metal 3D printing technology company. 3D printing—also known as additive manufacturing (AM)—has a unique ability to improve the way high-value metal parts are built. However, legacy metal AM has been greatly limited in its capabilities since its invention almost 30 years ago. This has prevented the technology from being used to create the most valuable and impactful parts, restricting its use to specific niches where the limitations were acceptable.

Velo3D has overcome these limitations so engineers can design and print the parts they want. The company’s solution unlocks a wide breadth of design freedom and enables customers in space exploration, aviation, power generation, energy, and semiconductor to innovate the future in their respective industries. Using Velo3D, these customers can now build mission-critical metal parts that were previously impossible to manufacture. The fully integrated solution includes the Flow print preparation software, the Sapphire family of printers, and the Assure quality control system—all of which are powered by Velo3D’s Intelligent Fusion manufacturing process. The company delivered its first Sapphire system in 2018 and has been a strategic partner to innovators such as SpaceX, Honeywell, Honda, Chromalloy, and Lam Research. Velo3D has been named as one of Fast Company’s Most Innovative Companies for 2023.

Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1996. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect”, “estimate”, “project”, “budget”, “forecast”, “anticipate”, “intend”, “plan”, “may”, “will”, “could”, “should”, “believes”, “predicts”, “potential”, “continue”, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding the timing, size and expected gross proceeds of the offering, the satisfaction of customary closing conditions related to the offering and sale of securities, the Company’s ability to complete the offering, the timing of the Cash Payment and the Company’s other expectations, hopes, beliefs, intentions, or strategies for the future. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. You should carefully consider the risks and uncertainties described in the documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Velo, Velo3D, Sapphire, and Intelligent Fusion, are registered trademarks of Velo3D, Inc. Without Compromise, Flow and Assure, are trademarks of Velo3D, Inc.

All Rights Reserved © Velo3D, Inc.

Media Contact:
Dan Sorensen, Senior Director of Public Relations
press@velo3d.com

Investor Relations:
Bob Okunski, VP Investor Relations
investors@velo3d.com